U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935, or
Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(x) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person
   (Last)           (First)           (Middle)
   Diehl, Jr.       John              William
2. Issuer Name and Ticker or Trading Symbol
   LANDMARK INTERNATIONAL, INC. "LMKI"
3. IRS or Social Security Number of Reporting Person, if an Entity (Voluntary)

4. Statement for Month/Year
   AUGUST 1999
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director 			            ( ) 10% Owner
   (x) Officer (give title below)         ( ) Other (specify below)
       Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
                                                  5.Amount
                                                  of Secu-
                                                  rities
                                                  Bene-
                                                  ficially
                               4.Securities       Owned at   6.Ownership
             2.Trans- 3.Trans- Acquired (A) or    End of     Form:    7.
             action   action   Disposed of (D)    Issuer's   Direct   Nature of
             Date     Code     (Instr. 3,4 and 5) Fiscal     (D) or   Indirect
1.Title of   (Month/  (Instr.8)         (A)       Year       Indirect Beneficial
Security     Day/                        or       (Instr.    (I)      Ownership
(Instr.3)    Year)    Code     Amount   (D) Price 3 and 4)   (Instr.4)(Instr.4)
Common Stock 6/30/99  J3       200,000  A   .035  200,000    D




* If the form is filed by more than one Reporting Person, see Instruction 4(b)(iv)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

            2.Conver-                     5.Number of Deriv- 6.Date Exercisable
            sion or   3.Trans-            ative Securities   and Expiration Date
            Exercise  action              Acquired (A) or   (Month/Day/Year)
1.Title of  Price of  Date     4.Transac- Disposed of (D)
Derivative  Deriv-    (Month/  tion Code  (Instr.3,4,and 5)  Date
Security    ative     Day/     (Instr.8)                     Exercis- Expiration
(Instr.3)   Security  Year)    Code      (A)       (D)       able     Date






                                                             10.
                                                9.Number of  Ownership
                                                Derivative   Form of
                                                Securities  Derivative
                                                Benefi-    Security:  11.
             7.Title and                        cially     Direct     Nature
             Amount of Underlying    8.Price of Owned at   (D) or   of Indirect
             Securities              Derivative End of     Indirect  Beneficial
1.Title of   (Instr. 3 and 4)        Security   Year       (I)       Ownership
Derivative                 Amount or
Security     Title         Number of (Instr.5) (Instr.4) (Instr. 4) (Instr.4)







Explanation of Responses:
John William Diehl was issued the aforementioned option as compensation for taking reduced cash remuneration for the preceding several years and as a performance incentive.



/s/__________________________________________
**Signature of Reporting Person
  John William Diehl


Date: 9/14/99

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).